Exhibit 99.2

CADENCE PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, CA – November 15, 2011 – Cadence Pharmaceuticals, Inc. (Nasdaq: CADX) today announced that it has priced an underwritten public offering of 19,000,000 shares of its common stock at a price to the public of $3.75 per share. The net proceeds from the sale of the shares, after deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $67.4 million. Cadence has granted the underwriters for the offering a 30-day option to purchase up to an additional 2,800,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about November 18, 2011, subject to customary closing conditions.

Deutsche Bank Securities Inc. is acting as sole book-running manager, Leerink Swann LLC is acting as co-lead manager and Cowen and Company, LLC is acting as co-manager for the offering.

The securities described above are being offered by Cadence pursuant to a shelf registration statement that has been previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311-3901, or by telephone at: (800) 503-4611, or by email at: prospectus.cpdg@db.com. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, but are not limited to, statements regarding the completion, timing and size of the public offering, and the expected net proceeds therefrom. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties, including, without limitation, those associated with market conditions and the satisfaction of customary closing conditions related to the public offering, as well as those inherent in Cadence’s business and finances in general, including the risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic and other public filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence

Cadence Pharmaceuticals Announces Pricing of Public Offering of Common Stock

undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.